Exhibit (d)(22)

Execution copy

AMENDED AND RESTATED

SCHEDULE I to the

MONEY MANAGER AGREEMENT

THIS AMENDMENT is entered into as of April 1, 2019, between Mission Value Partners, LLC (the “Manager”) and TIFF Investment Program for its TIFF Multi-Asset Fund (the “Fund”).

RECITALS

WHEREAS, the Manager and the Fund are parties to that certain Money Manager Agreement dated as of June 1, 2010 (the “Agreement”), as amended from time to time, pursuant to which the Manager serves as an investment adviser to the Fund; and

WHEREAS, pursuant to Section 11 of the Agreement, the parties hereto desire to amend and restate Schedule I to the Agreement and related provisions of the Agreement to update the fee schedule; and

WHEREAS, the Manager represents that there will be no change in (a) the nature, quality or extent of services to be provided by the Manager; (b) the investment advisory or other services provided to the Fund; or (c) the personnel providing such services as a result of this amendment.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Amendment.

Schedule I to the Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Schedule I attached hereto.

2.	Miscellaneous.

(a)	This Amendment shall be effective as of April 1, 2019.
(b)	Except as amended hereby, the Agreement shall remain in full force and effect.
(c)	All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

On behalf of Fund by		On behalf of
TIFF INVESTMENT PROGRAM		Mission Value Partners, LLC

By:	/s/ Zane Hamid	By:	/s/ Richard Allen

Name:	Zane Hamid	Name:	Richard Allen

Title:	Vice President	Title:	COO

1

Amended and Restated Schedule I

Effective as of April 1, 2019

to the

Money Manager Agreement (the “Agreement”)

Dated as of June 1, 2010

between

Mission Value Partners, LLC (the “Manager”) and

TIFF Investment Program for its TIFF Multi-Asset Fund (the “Fund”)

With effect from April 1, 2019 (the “Amendment Date”), as compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager as set forth below.

The Fund will pay to the Manager (i) an asset based fee (the “Investment Management Fee”) plus (ii) a performance based fee (the “Performance Based Fee”), each as described below.

All capitalized terms used but not defined in this Schedule I shall have the meanings ascribed to them in the Agreement.

Definitions Related to Fee Calculations

Average Net Assets: The Average Net Assets means the average of the daily net asset values (gross of expenses except custodian transaction charges) of the Managed Assets for the applicable period.

Base Fee Rate:	The Base Fee Rate is a blended rate calculated by applying:

0.75% on the first $100,000,000 of TIFF Assets;

0.50% on all TIFF Assets in excess of $100,000,000;

summing the result of each calculation and dividing by TIFF Assets to determine an effective fee rate, which shall be the Base Fee Rate.

Excess Return: Excess Return is the arithmetic difference between the annualized performance of the Managed Assets during the applicable period, calculated geometrically, and the annualized performance of the Hurdle during the same period, calculated geometrically.

2

Final Performance Period: With respect to a complete withdrawal of Managed Assets by the Fund during the Transitional Period, the Final Performance Period shall be the period commencing on the Start Date through the date of the complete withdrawal of the Managed Assets from the Manager. With respect to a complete withdrawal of Managed Assets, the Final Performance Period shall be the period that is 36 full calendar months prior to the date of the complete withdrawal of the Managed Assets from the Manager plus the partial month through such withdrawal date.

Hurdle: The Hurdle shall be a blended rate, calculated pro-rata over the same 36 month period to which each Performance Based Fee relates. With respect to any portion of the 36 month period falling prior to the Amendment Date, the hurdle is the average monthly change in CPI Urban Consumers Index (as reported by the U.S. Bureau of Labor Statistics) over that period, multiplied by 12, with the result of the calculation rounded to the nearest tenth of a percent, plus 4.00%. With respect to any portion of the 36 month period falling after the Amendment Date, if (a) Mission Value Assets are less than or equal to $500,000,000, then the Hurdle is 4.5% or (b)if Mission Value Assets are greater than $500,000,000, then the Hurdle is 5.5%.

Mission Value Assets: Mission Value Assets for any period means the average of the total assets under management of the Manager and any of its affiliates at the end of each of the last 36 months of the period.

Post-Transitional Period: The Post-Transitional Period shall commence on the first day of the month that immediately follows the last day of the Transitional Period.

Start Date: The Start Date is the first day of the first full calendar month after the month in which the Managed Assets are placed with the Manager. This definition shall apply differently to Managed Assets placed with the Manager on different dates. For the avoidance of doubt, the Start Date(s) pertaining to assets managed by the Manager as of the Amendment Date shall remain the same.

TIFF Assets: TIFF Assets for any period means the daily average over the period of the total assets of funds advised by TIFF Advisory Services, Inc., or its affiliates, managed by the Manager or its affiliates, whether through a separate account or an interest in a pooled investment fund offered by the Manager. For assets places with the Manager by a TIFF vehicle that calculates it net asset value on a daily basis, the average of the daily net assets values of such Managed Assets for the applicable period will be used for these purposes, and for assets placed by a TIFF vehicle or other account that does not calculate its net asset value on a daily basis, the average will be approximated using the value of such Managed Assets at the opening of the applicable period, adjusted by any contributions or withdrawals during the period.

Transitional Period: The Transitional Period shall commence on the Start Date and shall end on the last day of the calendar month in which a full 36 months of performance has been achieved.

Investment Management Fee with respect to Managed Assets. The Fund will pay the Manager a monthly asset based fee equal to the Base Fee Rate divided by 12 multiplied by the Average Net Assets of the Managed Assets for the month to which the fee relates. The Investment Management Fee will be pro-rated for any period that is less than a full calendar month.

3

Calculation and Payment of Performance Based Fee with respect to Managed Assets. For each period and upon a complete withdrawal of the Managed Assets, the Performance Based Fee shall be the higher of (i) zero and (ii) the amount determined using the applicable formula set forth below. The Performance Based Fee shall be payable annually in arrears commencing in the month that follows the last calendar month in Period 1 (as defined below) and each year thereafter in the same calendar month of the year or, in the event of a complete withdrawal of Managed Assets, in the month that follows such withdrawal.

Performance Based Fee with respect to Managed Assets—Transitional Period:

Period 1 (commences on the Start Date and ends on the last day of the 12th full calendar month after the Start Date): (the lesser of (i) Period 1 Excess Return x 10% or (ii) 1.00%) x Period 1 Average Net Assets.

Period 2 (commences on the Start Date and ends on the last day of the 24th full calendar month after the Start Date): (2 x (the lesser of (i) Period 2 Excess Return x 10% or (ii) 1.00%) x Period 2 Average Net Assets) – Performance Based Fee paid to-date.

Period 3 (commences on the Start Date and ends on the last day of the 36th full calendar month after the Start Date): (3 x (the lesser of (i) Period 3 Excess Return x 10% or (ii) 1.00%) x Period 3 Average Net Assets) – Performance Based Fee paid to-date.

Performance Based Fee with respect to Managed Assets—Post-Transitional Period:

For each period: (the lesser of (i) the Excess Return for the 36 month period just ended x 10% or (ii) 1.00%) x Average Net Assets for the 36 month period just ended.

Performance Based Fee with respect to Managed Assets—At Complete Withdrawal of Managed Assets:

Final Performance Based Fee: ((the lesser of (i) the Excess Return for the Final Performance Period x 10% or (ii) 1.00%) x Average Net Assets for the Final Performance Period) x (the number of days since the end of the 36 month period to which last annual calculation of the Performance Based Fee related through the withdrawal date / 365).

4